Exhibit 10.3

ADDENDUM TO LEASE

     ADDENDUM TO AND MADE A PART OF LEASE AGREEMENT DATED JUNE 28, 2000 BY AND BETWEEN JAGAR, L.L.C., A MICHIGAN LIMITED LIABILITY COMPANY, AS LANDLORD, WHOSE ADDRESS IS 27750 STANSBURY, SUITE 200, FARMINGTON HILLS, MICHIGAN 48334, AND PICOMETRIX, INC., A MICHIGAN CORPORATION, AS TENANT, WHOSE ADDRESS IS P.O. BOX 130243, ANN ARBOR, MICHIGAN 48113-0243

     1. Tenant Improvements. Pursuant to Article VII, Section 3 of the Lease, Tenant has the right to construct a clean room upon the leased premises and other related improvements approved by Landlord (the "Tenant Improvements"). Landlord has agreed to provide Tenant with an improvement allowance (the "Tenant Improvement Allowance") in an amount not to exceed Six Hundred and Forty Thousand and no/100 ($640,000.00) Dollars (the "Maximum Tenant Improvement Allowance") for the construction of the clean room and other related items approved by Landlord. Within forty-five (45) days (the "Determination Date") from the execution of this Lease, Tenant will provide Landlord with the proposed budget (the "Budget") and the actual Tenant Improvement Allowance (the "Actual Tenant Improvement Allowance") it will require for the Tenant Improvements. In the event the Actual Tenant Improvement Allowance exceeds the Maximum Tenant Improvement Allowance, Tenant shall be solely liable for such excess amounts. Upon Landlord's receipt of the Budget and Actual Tenant Improvement Allowance, Landlord and Tenant will enter into to an amendment to the Lease to replace this Addendum to Lease and to reflect the amount of the improvement rent (the "Improvement Rent") which shall be paid by Tenant to Landlord during the Term of the Lease and the other terms and conditions in this Addendum to Lease. The Improvement Rent shall be determined as follows:

     (a) The Actual Tenant Improvement Allowance will be amortized over the ten (10) year term of the Lease at eight and one half (8.5%) and such payments will be made monthly to Landlord in addition to the base rent.

     For example, if the Actual Tenant Improvement Allowance required by Tenant is $640,000.00, the Tenant shall pay the Improvement Rent during the one hundred twenty month period as follows:

the sum of Nine Hundred Fifty Two Thousand and Ninety Three and 80/100 ($952,093.80) Dollars, payable in monthly installments of Seven Thousand Nine Hundred Thirty Four and 11/100 ($7,934.11) Dollars, due and payable on the first day (1st) day of each and every month commencing as defined in Article II, Section 1, (which first month's additional rental has already been received) for the next one hundred nineteen (119) consecutive months.

     2. Security for Tenant Improvement Allowance. As a result of the Actual Tenant Improvement Allowance provided by Tenant to Landlord on the Determination Date, Tenant will have elected to comply with paragraph 2(a) or 2(b) of this Addendum to Lease as follows:

     (a) In the event that the Actual Tenant Improvement Allowance is in excess of Four Hundred Twenty Six Thousand and no/100 ($426,000.00), Tenant will be required to deposit an unconditional irrevocable letter of credit ("LOC") in the amount of $275,000 with Landlord as security for the Actual Tenant Improvement Allowance (the "LOC Requirement"). In the event that Tenant is required to comply with the LOC Requirement, Tenant shall deliver the LOC to Landlord within thirty (30) days after the Determination Date and prior to any materials or labor being furnished that are subject to the Tenant Improvement Allowance and cause the LOC to be in effect during the entire Term of the Lease as follows. The form and terms of the LOC (and the bank issuing the same) shall be acceptable to Landlord, or its then managing agent, Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the LOC upon the presentation to the issuing bank of Landlord's (or Landlord's then managing agent's) statement that such amount is due to Landlord under the terms and conditions of this Lease, it being understood that if Landlord or its managing agent be a corporation, partnership, limited liability company, or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), a member of manager (if a limited liability company), or any authorized party (if another entity); and The LOC will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the LOC. The LOC shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent or Landlord. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Property or the leased premises and in this Lease and Tenant agrees that in event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LOC to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the LOC.

     If, after notice and failure to cure within any applicable period provided in this Lease, Tenant defaults on any provision of this Lease, Landlord may, without prejudice to any other remedy it has, draw on that portion of the LOC necessary to (i) pay rent or other sum in default; (ii) pay or reimburse Landlord for any amount that Landlord may spend or become obligated to spend in exercising Landlord's rights under this Lease; and/or (iii) compensate Landlord for any expense, loss, or damage that Landlord may suffer because of Tenant's monetary default.

     Notwithstanding anything in this Paragraph lea) to the contrary and so long as Tenant is not in default under the terms and conditions of this Lease, upon the time period when the amortized remaining balance due and owing is less than Two Hundred Seventy Five Thousand and No/100 ($275,000.00) for Improvement Rent, Landlord will release the LOC to Tenant within five (5) business days.

     (b) In the event that the Actual Tenant Improvement Allowance is less than or equal to Four Hundred Twenty Six Thousand and NO/100 ($426,000.00) (the "Cash Amount"), Tenant will not be required to comply with the LOC Requirement. However, Landlord will not advance to Tenant any amounts in excess of the Cash Amount. Tenant will be solely responsible for paying all costs and expenses in excess of the Cash Amount incurred in connection with the Tenant Improvements. In addition, Tenant acknowledges and agrees that it shall have no power to do any act, make any contract, or obtain any financing which may create or be the foundation for any lien, mortgage or other encumbrance upon these Tenant Improvements and/or the leased premises.

     3. Payment of Tenant Improvement Allowance. Landlord shall pay Tenant and/or its contractors such portions of the Actual Tenant Improvement Allowance as requested when Tenant delivers to Landlord mechanic's and materialmen's lien waivers for all work and materials furnished to the leased premises and receipts evidencing that the amount sought has been incurred by Tenant for improvements to the leased premises and such improvements and materials have been furnished and installed on the leased premises.

     IN WITNESS WHEREOF, the parties have executed this Addendum to Lease as of June 28, 2000.

LANDLORD:

JAGAR L.L.C., a Michigan limited liability company

By:	/s/ Michael Roth
Its: Member

TENANT:

PICOMETRIX, INC., a Michigan corporation

By:	/s/ Robin F. Risser
Its: Chief Executive Officer